Exhibit 10.1

Executive Officer	2009 Base Salary[1]	2009 Target Bonus (% of Base Salary)[2]

Gustav A. Christensen	$500,000	50.0%
President and Chief Executive Officer

Ivana Magovcevic-Liebisch, Ph.D., J.D.	$365,650	37.5%
Executive Vice President of Administration and General Counsel

George Migausky	$334,750	37.5%
Executive Vice President, Finance and Chief Financial Officer

William E. Pullman, M.D., Ph.D.	$334,750	37.5%
Executive Vice President and Chief Development Officer

Clive R. Wood, Ph.D.	$365,650	37.5%
Executive Vice President, Discovery Research and Chief Scientific Officer

1 These base salaries were made retroactive to January 5, 2009.

1 The target bonus opportunity can be exceeded by up to 20% of the target for exceptional performance. For example, an executive with a target bonus of 30% who has outstanding performance can receive a bonus of as much as 36% of base salary.